110 Cannon Street London, England EC4N 6EU www.valaris.com	Press Release

Valaris plc Reports First Quarter 2020 Results

London, England, April 29, 2020 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) today reported a net loss attributable to the Company of $3.01 billion, or $15.19 per share, for first quarter 2020 compared to a net loss of $216 million, or $1.09 per share, in fourth quarter 2019. The Company reported adjusted EBITDA of ($40) million in first quarter 2020 compared to $22 million in fourth quarter 2019, and an adjusted loss of $1.66 per share in first quarter 2020 versus an adjusted loss of $1.55 per share in the prior quarter.

Chief Executive Officer and President Tom Burke said, "In the COVID-19 pandemic and corresponding economic crisis, the energy sector is facing a severe industry downturn caused by lower energy demand and a simultaneous increase in hydrocarbon supply. In response to these market conditions including lower oil prices, customers for offshore drilling services have significantly reduced their planned capital expenditures and are seeking to cancel or defer projects, which has led to terminations or renegotiations of existing contracts. The combination of these factors negatively impacted our first quarter 2020 financial results, and we expect to continue to report losses and negative cash flows throughout the remainder of the year."

Burke concluded, "In light of these challenges, we are taking further steps to manage our cost base and preserve liquidity. We expect to stack certain uncontracted rigs and remove others from our fleet, including three drillships and four semisubmersibles. We are executing plans that will lower operating costs for contracted rigs, rightsize our onshore organization for anticipated lower levels of fleet utilization, and improve our working capital management. We are also evaluating various alternatives to address our capital structure and annual interest costs, including, without limitation, a comprehensive debt restructuring that may require a substantial conversion of our indebtedness to equity."

First Quarter Results

Revenues declined to $457 million in first quarter 2020 from $512 million in fourth quarter 2019 primarily due to a two percentage point decline in fleet utilization to 59% from 61% in the prior quarter. The sale of VALARIS 6002, which operated in fourth quarter 2019 and was subsequently sold, also contributed to the sequential quarter revenue decline.

Contract drilling expense declined to $476 million in first quarter 2020 from $477 million in the prior quarter. Adjusted for merger transaction costs, contract drilling expense was $472 million compared to $465 million in the prior quarter, with the quarter-to-quarter increase due mostly to increased repair and maintenance costs for VALARIS DS-8 following a previously disclosed non-drilling incident.

First quarter 2020 results included a non-cash asset impairment charge of $2.81 billion related to three drillships, three semisubmersibles, and seven jackups. Fourth quarter 2019 results included a $13 million impairment charge primarily related to VALARIS JU-70.

Depreciation expense of $165 million in first quarter 2020 was in line with the prior quarter. General and administrative expense increased to $53 million from $42 million in the prior quarter, mostly due to higher merger transaction costs and professional fees to resolve a shareholder matter. First quarter 2020 general and administrative expense included $18 million of merger transaction and integration costs, compared to $8 million in the prior quarter, and $9 million of fees associated with resolving a shareholder matter, compared to $4 million in the prior quarter. Excluding these items, general and administrative expense was $26 million compared to $30 million in fourth quarter 2019.

Other expense of $108 million in first quarter 2020 compared to other income of $42 million in the prior quarter. Fourth quarter 2019 other income included a $200 million payment received to settle a legal dispute, which was partially offset by $20 million of other expense associated with a dispute with a legacy company partner and a $23 million loss from an adjustment to the bargain purchase gain related to the merger of legacy companies. Adjusted for these items, other expense of $108 million in first quarter 2020 was lower than other expense of $115 million in the prior quarter primarily due to a foreign currency gain and a gain on debt repurchases.

Tax benefit of $152 million in first quarter 2020 compared to tax expense of $63 million in the prior quarter. The first quarter 2020 tax provision included $164 million of discrete tax benefit mostly due to the release of certain accrued liabilities for uncertain tax positions and the recently completed internal reorganization, compared to $21 million of discrete tax expense in fourth quarter 2019. Adjusted for discrete items, tax expense of $12 million declined from $42 million in the prior quarter due to lower operating results.

Segment Highlights

Floaters
Floater revenues declined to $180 million in first quarter 2020 from $216 million in the prior quarter. The sequential quarter decline was primarily due to the sale of VALARIS 6002, as noted above, along with unplanned operational downtime on VALARIS DS-8. Average day rates declined to $196,000 from $205,000 in the prior quarter, and utilization declined by four percentage points to 38%. Adjusted for uncontracted rigs and planned downtime, operational utilization was 86% compared to 97% in the prior quarter.

Contract drilling expense declined to $214 million in first quarter 2020 from $217 million in fourth quarter 2019 primarily due to the sale of VALARIS 6002, which was partially offset by increased repair and maintenance costs for VALARIS DS-8. First quarter 2020 results included a non-cash asset impairment charge of $2.55 billion to adjust the book value of VALARIS DS-3, VALARIS DS-5, VALARIS DS-6, VALARIS 8500, VALARIS 8501, and VALARIS 8502 to salvage value as these rigs are expected to be retired from the global fleet.

Jackups
Jackup revenues decreased to $213 million in first quarter 2020 from $231 million in the prior quarter, primarily due to fewer operating days for several rigs that recently completed contracts. Utilization declined by two percentage points to 61%, while average day rates decreased to $81,000 from $83,000 in the prior quarter. Adjusted for uncontracted rigs and planned downtime, operational utilization was 98% compared to 99% in fourth quarter 2019.

Contract drilling expense decreased to $226 million in first quarter 2020 from $228 million in fourth quarter 2019 mostly due to lower costs resulting from fewer operating rig days, which were partially offset by higher costs for rigs undergoing shipyard projects in advance of new contracts. First quarter 2020 results included a non-cash asset impairment charge of $254 million related to VALARIS JU-71, VALARIS JU-75, VALARIS JU-87, VALARIS JU-100, VALARIS JU-104, VALARIS JU-105, and VALARIS JU-109.

ARO Drilling
ARO Drilling is a non-consolidated joint venture between Valaris and Saudi Aramco to own, manage and operate drilling rigs. Revenues declined to $140 million in first quarter 2020 from $148 million in the prior quarter and contract drilling expense of $108 million was in line in with the prior quarter. General and administrative expense of $8 million declined from $13 million in the prior quarter. Valaris accounts for its 50% interest in ARO Drilling using the equity method of accounting and only recognizes its portion of ARO Drilling's net income, which is included in equity earnings of ARO Drilling in our consolidated statements of operations. Valaris recognized a loss of $6 million in first quarter 2020 compared to a loss of $10 million in fourth quarter 2019, inclusive of the effect of acquisition accounting and the resulting amortization of basis differences that arose from the fair value adjustment of our investment in ARO Drilling.

Other
Revenues of $64 million were slightly lower than the prior quarter due to an adjustment to full-year transition services provided to ARO Drilling that was recognized in fourth quarter 2019, which was partially offset by higher reimbursable revenues during first quarter 2020. First quarter 2020 revenues included $21 million of ARO Drilling leased revenue, $22 million of ARO Drilling reimbursables, and $21 million for managed rigs. Contract drilling expense increased to $36 million in first quarter 2020 from $32 million in fourth quarter 2019 mostly due to higher reimbursable expenses.

		First Quarter

(in millions of $,	Floaters			Jackups			ARO			Other			Reconciling Items		Consolidated Total
except %)	Q1 2020	Q4 2019	Chg	Q1 2020	Q4 2019	Chg	Q1 2020	Q4 2019	Chg	Q1 2020	Q4 2019	Chg	Q1 2020	Q4 2019	Q1 2020	Q4 2019	Chg

Revenues	179.6	216.3	(17)%	212.8	230.6	(8)%	140.3	148.3	(5)%	64.2	65.2	(2)%	(140.3)	(148.3)	456.6	512.1	(11)%
Operating expenses
Contract drilling	213.9	217.3	(2)%	226.1	227.8	(1)%	108.3	108.5	—%	36.0	31.5	14%	(108.3)	(108.5)	476.0	476.6	—%
Impairment	2,554.3	—	—%	253.9	10.2	nm	—	—	—%	—	—	—%	—	3.1	2,808.2	13.3	nm
Depreciation	89.4	87.1	3%	58.5	61.0	(4)%	13.0	13.4	(3)%	11.1	10.2	9%	(7.5)	(7.9)	164.5	163.8	—%
General and admin.	—	—	—%	—	—	—%	8.3	13.2	(37)%	—	—	—%	45.1	28.8	53.4	42.0	27%
Equity in earnings of ARO	—	—	—%	—	—	—%	—	—	—%	—	—	—%	(6.3)	(9.5)	(6.3)	(9.5)	34%
Operating income (loss)	(2,678.0)	(88.1)	nm	(325.7)	(68.4)	nm	10.7	13.2	(19)%	17.1	23.5	(27)%	(75.9)	(73.3)	(3,051.8)	(193.1)	nm

Financial Position — March 31, 2020

•	$1.9 billion of contracted revenue backlog excluding bonus opportunities

•	$1.5 billion of liquidity
•$0.2 billion of cash
•$1.3 billion of available revolving credit facility

•	$6.8 billion of total debt(1)

•	$6.3 billion of Valaris shareholders' equity
(1) Reflects the principal value of senior notes and revolving credit facility outstanding

Valaris will conduct a conference call to discuss first quarter 2020 results at 9:00 a.m. CDT (10:00 a.m. EDT and 3:00 p.m. London) on Thursday, April 30, 2020. The call will be webcast live at www.valaris.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Valaris conference call. It is recommended that participants call approximately 10 minutes prior to the scheduled start time.

A webcast replay and transcript of the call will be available at www.valaris.com. A replay will also be available through June 1, 2020 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10141561).

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles, and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 110 Cannon Street, London EC4N 6EU. To learn more, visit our website at www.valaris.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; expected utilization, rig commitments and availability, day rates, revenues, operating expenses, cash flow, contract status, terms and duration, contract backlog, capital expenditures, insurance, financing and funding; the offshore drilling market, including supply and demand, customer drilling programs, stacking of rigs, effects of new rigs on the market and effects of declines in commodity prices; synergies and expected additional cost savings; effective tax rates; expected work commitments, letters of intent; scheduled delivery dates for rigs; performance of our joint venture with Saudi Aramco; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including the COVID-19 outbreak and global pandemic, the related public health measures implemented by governments worldwide, which may, among other things, impact our ability to staff rigs and rotate crews; the decline in oil prices during 2020 caused in part by the COVID-19 pandemic and the decisions by certain oil producers to reduce export prices and increase oil production; cancellation, suspension, renegotiation or termination of drilling contracts and programs; potential additional asset impairments; our failure to satisfy our debt obligations; the outcome of any discussions with our lenders and bondholders; our ability to obtain financing, service our debt, fund negative cash flow and capital expenditures and pursue other business opportunities; adequacy of sources of liquidity for us and our customers; potential delisting of our Class A common shares from the NYSE; actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan and the related impact on our financial results and performance; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations; severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; our ability to enter into, and the terms of, future drilling contracts; the cancellation of letters of intent or letters of award or any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In particular, the unprecedented nature of the current economic downturn, pandemic, and industry decline may make it particularly difficult to identify risks or predict the degree to which identified risks will impact the Company's business and financial condition. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements, except as required by law.

Investor & Media Contact:        Nick Georgas
Vice President - Investor Relations and Corporate Communications
+1-713-430-4607

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended

	March 31, 2020	December 31, 2019

OPERATING REVENUES	$456.6	$512.1

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	476.0	476.6
Loss on impairment	2,808.2	13.3
Depreciation	164.5	163.8
General and administrative	53.4	42.0
Total operating expenses	3,502.1	695.7
EQUITY IN EARNINGS OF ARO	(6.3)	(9.5)
OPERATING LOSS	(3,051.8)	(193.1)

OTHER INCOME (EXPENSE)
Interest income	4.8	6.0
Interest expense, net	(113.2)	(115.1)
Other, net	.5	151.0
	(107.9)	41.9

LOSS BEFORE INCOME TAXES	(3,159.7)	(151.2)

PROVISION (BENEFIT) FOR INCOME TAXES	(152.0)	62.8

NET LOSS	(3,007.7)	(214.0)

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1.4	(2.0)

NET LOSS ATTRIBUTABLE TO VALARIS	$(3,006.3)	$(216.0)

LOSS PER SHARE - BASIC AND DILUTED	$(15.19)	$(1.09)
WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	197.9	197.6

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$184.9	$97.2
Accounts receivable, net	493.2	520.7
Other current assets	427.5	446.5
Total current assets	$1,105.6	$1,064.4

PROPERTY AND EQUIPMENT, NET	12,157.2	15,096.9

LONG-TERM NOTES RECEIVABLE FROM ARO	452.9	452.9

INVESTMENT IN ARO	122.4	128.7

OTHER ASSETS	187.0	188.3
	$14,025.1	$16,931.2

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$224.5	$124.8
Accounts payable and accrued liabilities	660.7	705.9
Total current liabilities	$885.2	$830.7

LONG-TERM DEBT	6,148.6	5,923.5

OTHER LIABILITIES	695.7	867.4

TOTAL EQUITY	6,295.6	9,309.6
	$14,025.1	$16,931.2

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31
	2020	2019

OPERATING ACTIVITIES
Net loss	$(3,007.7)	$(188.0)
Adjustments to reconcile net loss to net cash used in operating activities of continuing operations:
Loss on impairment	2,808.2	—
Depreciation expense	164.5	125.0
Deferred income tax expense (benefit)	(79.5)	5.9
Debt discounts and other	14.2	2.2
Share-based compensation expense	7.8	5.3
Adjustments to gain on bargain purchase	6.3	—
Equity in earnings of ARO	6.3	—
Gain on extinguishment of debt	(3.1)	—
Amortization, net	2.8	(14.5)
Other	9.7	(.8)
Changes in operating assets and liabilities	(129.9)	40.5
Contributions to pension plans	(4.0)	—
Net cash used in operating activities	(204.4)	(24.4)
INVESTING ACTIVITIES
Additions to property and equipment	(36.3)	(29.0)
Net proceeds from disposition of assets	10.4	.3
Maturities of short-term investments	—	204.0
Purchases of short-term investments	—	(120.0)
Net cash provided by (used in) investing activities	(25.9)	55.3
FINANCING ACTIVITIES
Borrowings on credit facility	343.9	—
Repayments of credit facility borrowings	(15.0)	—
Reduction of long-term borrowings	(9.7)	—
Cash dividends paid	—	(4.5)
Other	(.9)	(2.8)
Net cash provided by (used in) financing activities	318.3	(7.3)
Effect of exchange rate changes on cash and cash equivalents	(.3)	(.3)
INCREASE IN CASH AND CASH EQUIVALENTS	87.7	23.3
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	97.2	275.1
CASH AND CASH EQUIVALENTS, END OF PERIOD	$184.9	$298.4

VALARIS PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	First Quarter		Fourth Quarter
	2020	2019	2019

Rig Utilization(1)

Floaters	38%	43%	42%
Jackups	61%	68%	63%
Other(2)	100%	100%	100%

Total	59%	60%	61%

ARO	90%	—	93%

Average Day Rates(3)

Floaters	$195,541	$240,440	$205,084
Jackups	81,492	72,146	83,222
Other(2)	42,343	82,712	43,644

Total	$94,784	$118,733	$101,472

ARO	$108,873	$—	$107,921

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime, and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example, when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)	Includes our two management services contracts and our nine rigs leased to ARO.

(3)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues, and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts, and standby contracts.

ARO DRILLING
CONDENSED BALANCE SHEET INFORMATION
(In millions)
(Unaudited)

March 31, 2020
Current assets	$351.2
Non-current assets	943.8
Total assets	$1,295.0

Current liabilities	$215.6
Non-current liabilities	992.9
Total liabilities	$1,208.5

Non-GAAP Financial Measures (Unaudited)
To supplement Valaris’ condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations and adjusted EBITDA, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the Company's performance by excluding certain charges that may not be indicative of Valaris’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Valaris defines "Adjusted EBITDA" as net loss from continuing operations before income tax expense, interest expense, other (income) expense, depreciation expense, amortization, net, loss on impairment, equity in earnings of ARO, (gain) loss on asset disposals, merger transaction and integration costs, shareholder matter, and employee benefit adjustment. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities, or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.

Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended March 31, 2020 and December 31, 2019. Adjusted loss per share excludes impairment expense, merger transaction and integration costs, bargain purchase gain adjustments, fees associated with a shareholder matter, gain on debt repurchases, SHI settlement, a legal dispute, a non-recurring employee benefit adjustment and discrete tax items.

LOSS PER SHARE RECONCILIATION(1):	Three Months Ended

	March 2020		December 2019
	Income (loss) from continuing operations attributable to Valaris shares	Earnings (loss) per share from continuing operations	Income (loss) from continuing operations attributable to Valaris shares	Earnings (loss) per share from continuing operations
Net loss attributable to Valaris	$(3,006.3)	$(15.19)	$(216.0)	$(1.09)
Adjustments:
Impairment expense	2,808.2	14.19	13.3	0.07
Merger transaction & integration costs	22.2	0.11	19.6	0.10
Bargain purchase adjustment (2)	6.3	0.03	22.8	0.12
Shareholder matter	8.7	0.04	4.2	0.02
Gain on debt repurchases	(3.1)	(0.02)	—	—
SHI settlement	—	—	(200.0)	(1.01)
Legal dispute	—	—	20.3	0.10
Employee benefit adjustment	—	—	6.2	0.03
Discrete tax items	(164.4)	(0.83)	21.3	0.11
Adjusted	$(328.4)	$(1.66)	$(308.3)	$(1.55)

(1)
No income was allocated to participating securities under the two-class method for the three-month period ended March 31, 2020 and December 31, 2019. Net loss attributable to Valaris shares excludes loss attributable to noncontrolling interest of $1.4 million and income attributable to noncontrolling interest of $2.0 million for the three-month periods ended March 31, 2020 and December 31, 2019, respectively.

(2) The bargain purchase adjustments are comprised of measurement period adjustments related to purchase accounting for the Valaris merger.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for the quarters ended March 31, 2020 and December 31, 2019 is included in the tables below (in millions):

	Three Months Ended
	March 31, 2020	December 31, 2019

Net loss	$(3,007.7)	$(214.0)
Add (subtract):
Income tax expense	(152.0)	62.8
Interest expense	113.2	115.1
Other (income) expense	(5.2)	(157.0)
Operating loss	(3,051.7)	(193.1)
Add (subtract):
Depreciation expense	164.5	163.8
Amortization, net (1)	2.8	1.3
Loss on impairment	2,808.2	13.3
Equity in earnings of ARO	6.3	9.5
(Gain) loss on asset disposals	(0.7)	(3.1)
Merger transaction and integration costs	22.2	19.6
Shareholder matter	8.7	4.2
Employee benefit adjustment	—	6.2
Adjusted EBITDA	$(39.7)	$21.7

(1)
Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.